Exhibit 4.5

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SCYNEXIS, INC.

SCYNEXIS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is SCYNEXIS, INC. The corporation was originally incorporated under the name Scyrex, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of the State of Delaware is November 4, 1999.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the Corporation’s Amended and Restated Certificate of Incorporation as follows:

Article IV.A of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is [65,000,000/305,000,000] shares. [60,000,000/300,000,000] shares shall be Common Stock, each having a par value of $0.001. 5,000,000 shares shall be Preferred Stock, each having a par value of $0.001.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, the amendment of Article IV.A. of the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval, and was duly adopted at an Annual Meeting of Stockholders held on June 25, 2026, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SCYNEXIS, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this [DATE] day of [MONTH], 2026.

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SCYNEXIS, INC.

By:
David Angulo, M.D. Chief Executive Officer